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                                                                     Exhibit 3.6

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                         PENN VIRGINIA RESOURCE GP, LLC
                      A Delaware Limited Liability Company

     This LIMITED LIABILITY COMPANY AGREEMENT OF PENN VIRGINIA RESOURCE GP, LLC (this "Agreement"), dated as of July 9, 2001, is adopted, executed, and agreed to by the sole Member (as defined below).

     1. Formation. Penn Virginia Resource GP, LLC (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

     2. Term. The Company shall have a perpetual existence.

     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

     4. Sole Member. Penn Virginia Holding Corp., a Delaware corporation, shall be the sole member of the Company (the "Member").

     5. Contributions. The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

     6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

     7. Management. The management of the Company is fully reserved to the Member, and the Company shall not have "managers," as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company.

     8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

     9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS
CONFLICT-OF-LAWS RULES).

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     IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the 9th day of July 2001.

                                       PENN VIRGINIA HOLDING CORP.
                                       as Sole Member


                                       By:___________________________
                                          Name: A. James Dearlove
                                          Title: Chief Executive Officer

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